Immediate Release
Contact
Ken Lamb: (248) 754-0884
BORGWARNER EXPECTS NET EARNINGS OF $5.35 TO $5.65 PER DILUTED SHARE
IN 2012 WITH SALES GROWTH OF 10% TO 12%

Auburn Hills, Michigan, January 10, 2012 - BorgWarner Inc. (NYSE: BWA) today provided 2012 earnings guidance of $5.35 to $5.65 per diluted share, which implies earnings growth of 23% to 27% compared with 2011 earnings guidance of $4.35 to $4.45 per diluted share.

2012 Guidance Highlights:

•	Net earnings of $5.35 to $5.65 per diluted share, up 23% to 27% compared with 2011 net earnings guidance of $4.35 to $4.45 per diluted share.

•	Reported sales growth of 10% to 12% compared with 2011 sales guidance. Excluding the negative impact of foreign currencies, the company expects sales growth of 14% to 16%.

•	Operating income margin of 11.5% or better.

•	Capital expenditures, including tooling outlays, of $450 million to $500 million.

“In 2012, we expect another record year for sales and earnings,” said Tim Manganello, BorgWarner Chairman and CEO. “Our strong backlog of net new business is expected to drive sales growth of 10% to 12% in 2012 compared with 2011. Excluding the negative impact of foreign currencies, our sales growth is expected to be 14% to 16% while global light vehicle production is expected to grow only 6%, and European light vehicle production is expected to decline approximately 4%, during the same period. Demand for our product technologies that improve fuel economy, emissions and performance, continues to accelerate around the globe.”

The company expects its 2012 operating income margin to be 11.5% or better, which would be a new record. The expectation of improved margins can be largely attributed to restructuring actions taken in 2008 and 2009, incremental income from higher sales and an ongoing focus on cost reductions. These positives are expected to more than offset the costs of global growth, higher raw material costs and other inflationary cost pressures. The company expects a U.S. Dollar to Euro exchange rate of $1.30 in 2012 compared with $1.40 in 2011.

Today, at approximately 12:50 pm ET, the company will webcast its presentation at the Deutsche Bank Global Auto Industry Conference in Detroit, Michigan, which will include a discussion of its guidance. The webcast can be accessed at: http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

BORGWARNER EXPECTS NET EARNINGS OF $5.35 TO $5.65 PER DILUTED SHARE IN 2012 page 2

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,” “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.